EXHIBIT 10.1

ALLIANCE LAUNDRY HOLDINGS LLC
NONQUALIFIED DEFERRED COMPENSATION PLAN

Alliance Laundry Holdings LLC hereby establishes, effective as of June 1, 2002, the Alliance Laundry Holdings LLC Nonqualified Deferred Compensation Plan on the terms and conditions hereinafter set forth. Such Plan provides certain eligible employees and members with the opportunity to defer portions of their base salary, bonus payments and other payments in accordance with the provisions of the Plan.

SECTION I

DEFINITIONS

For the purposes hereof, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

1.1.    “Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to Section 2.4.

1.2.    “Affiliate” means any corporation, limited liability company, joint venture, partnership, unincorporated association or other entity that is affiliated, directly or indirectly, with the Company and which is designated as such under the Plan by the Committee from time to time.

1.3.    “Base Salary” means the annual base rate of cash compensation (which, in the case of a Participant who is an Eligible Member, shall mean his annual “guaranteed payments” within the meaning of Section 707(c) of the Internal Revenue Code of 1986, as amended) payable by the Company and/or by any Affiliate to a Participant.

1.4.    “Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire amount credited to his Account.

1.5.    “Board of Managers” means the Board of Managers of the Company.

1.6.    “Bonus” means cash incentive compensation payable to an Eligible Participant or Eligible Member pursuant to a bonus or other incentive compensation plan, whether such plan is now in effect or hereafter established by the Company, which the Committee may designate from time to time.

1.7.    “Change in Control” shall have the meaning set forth in Article I of the Alliance Laundry Holdings LLC Amended and Restated Limited Liability Company Agreement dated as of May 5, 1998, as the same has been or in the future may be amended or restated, or any successor thereto.

1.8.    “Committee” means the committee appointed by the Board of Managers to administer the Plan. Unless and until otherwise specified, the Committee under the Plan at any time shall consist of the persons who are then serving as the Company’s Chief Executive Officer, Chief Financial Officer, and Vice President – Human Resources.

1.9.    “Company” means Alliance Laundry Holdings LLC and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Alliance Laundry Holdings LLC with any corporation, limited liability company, joint venture, partnership, unincorporated association or other entity.

1.10.    “Election Agreement” means a Participant’s agreement, on a form provided by the Committee, to defer his Base Salary and/or Bonus.

1.11.    “Eligible Employee” means an employee of the Company or an Affiliate (other than an Eligible Member) who is, as determined by the Committee, a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and who is selected by the Committee to participate in the Plan. Unless otherwise determined by the Committee, an Eligible Employee shall continue as such until termination of employment.

1.12.    “Eligible Member” means any member of the Company or its Affiliates who also performs services to the Company or its Affiliates (other than in his or her capacity as a member of such), and who is, as determined by the Committee, a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and who is selected by the Committee to participate in the Plan. Unless otherwise determined by the Committee, an Eligible Member shall continue as such until termination of service.

1.13.    “Employer Contributions” has the meaning given to such term in Section 2.13.

1.14.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15.    “Insolvent” means that the Company or an Affiliate, whichever is applicable, has become subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code or has become unable to pay its debts as they mature.

1.16.    “Participant” means any Eligible Employee or Eligible Member who has at any time elected to defer the receipt of a Bonus and/or Base Salary in accordance with the Plan and who, in conjunction with his Beneficiary, has not received a complete distribution of the amount credited to his Account.

1.17.    “Plan” means this deferred compensation plan, which shall be known as the Alliance Laundry Holdings LLC Nonqualified Deferred Compensation Plan.

1.18.    “Termination of Service Date” of any Participant who is an Eligible Employee shall be the date such Participant ceases to be an employee of the Company and its Affiliates. The “Termination of Service Date” of any Participant who is an Eligible Member shall be the date such Participant ceases to provide services to the Company or its Affiliates.

1.19.    “Year” means a calendar year.

SECTION II

DEFERRALS, CONTRIBUTIONS AND ACCOUNTS

2.1.    Eligibility. Subject to Section 2.3, an Eligible Employee or Eligible Member may elect to defer receipt of all or a specified part of his Base Salary and/or Bonus for any Year in accordance with Section 2.2. An Eligible Employee’s, or Eligible Member’s, entitlement to defer shall cease with respect to the Year following the Year in which he ceases to be an Eligible Employee or Eligible Member, as applicable.

2.2.    Election to Defer.

(i)    Base Salary. Unless otherwise provided by the Committee, an Eligible Employee or Eligible Member who desires to defer all or part of his Base Salary pursuant to the Plan must complete and deliver an Election Agreement to the Committee before the first day of the Year for which such compensation would otherwise be paid.

(ii)    Bonus. Unless otherwise provided by the Committee, an Eligible Employee or Eligible Member who desires to defer all or part of his Bonus pursuant to the Plan must complete and deliver an Election Agreement to the Committee on or before the first day of the Year for which such compensation would otherwise be earned.

(iii)    First Plan Year. Unless otherwise provided by the Committee, an Eligible Employee or Eligible Member who desires to defer all or part of his Base Salary for services rendered on and after June 1, 2002 through December 31, 2002 (i.e., the first Plan Year) or all or part of his Bonus that is earned during 2002 must complete and deliver an Election Agreement to the Committee during the period beginning on May 1, 2002 and ending May 31, 2002.

(iv)    New Hire. Notwithstanding the above, in the event that an individual first becomes an Eligible Employee or Eligible Member during the course of a Year, rather than as of the first day of a Year, the individual’s Election Agreement must be filed no later than thirty (30) days following the date he first becomes an Eligible Employee or Eligible Member, as applicable, and such Election Agreement shall be effective only with regard to Base Salary and Bonuses earned following the filing of the Election Agreement with the Committee.

(v)    General. Unless otherwise provided by the Committee, an Election Agreement that is timely delivered to the Committee shall be effective (i) with respect to Base Salary, for the Year following the Year in which the Election Agreement is delivered to the Committee and (ii) with respect to Bonus, for the Year in which the Bonus is earned, unless such Election Agreement is revoked or modified with the consent of the Committee or until terminated automatically upon either the termination of the Plan, the Company or any Affiliate which employs the Participant becoming Insolvent or the Participant’s Termination of Service Date.

2.3.    Amount Deferred. A Participant shall designate on the Election Agreement the portion of his Base Salary and/or Bonus that is to be deferred in accordance with the following rules.

(i)    Base Salary. A Participant may defer up to 100% of the Base Salary that the Participant would otherwise receive during the Year for services performed as an Eligible Employee or Eligible Member; provided, however, that the Participant shall not be permitted to defer less than 1% of such amount during any one Year, and any such attempted deferral shall not be effective; provided, further, that the portion of such Base Salary that is eligible for deferral will be reduced by applicable employment taxes if such reduction is required in order to provide the Company or its Affiliates with a source of funds, from such Base Salary, with which to pay such employment taxes. Once during the Year, a Participant may modify the deferral percentage of his Base Salary specified on his Election Agreement, provided that the new percentage of his Base Salary does not exceed 100% and applies only to Base Salary for those pay periods of his services rendered after the date of the modification through the last day of the Year.

(ii)    Bonus. A Participant may defer up to 100% of the Bonus that the Participant earns during the Year. Notwithstanding the preceding sentence, the portion of a Participant’s Bonus that is eligible for deferral will be reduced by applicable employment taxes if such reduction is required in order to provide the Company or its Affiliates with a source of funds, from the Bonus, with which to pay such employment taxes. In any event, a Participant shall not be permitted to defer less than 1% of his Bonus during any one Year, and any such attempted deferral shall not be effective. To the extent permitted by the Committee, a Participant may specify in the Election Agreement that different percentages or dollar amounts shall apply to Bonuses payable under different bonus or incentive compensation plans. Once during the Year, with the consent of the Committee, and in any event on or prior to December 1 of such Year, a Participant may modify the deferral percentage of his Bonus specified on his Election Agreement, provided that the new percentage of his Bonus does not exceed 100%.

2.4.    Accounts.

(i)    Crediting of Deferrals. Base Salary and/or Bonus that a Participant elects to defer shall be treated as if it were set aside in one or more Accounts on the date the Base Salary and/or Bonus would otherwise have been paid to the Participant, in accordance with procedures established from time to time by the Committee.

(ii)    Crediting of Gains, Losses and Earnings to Accounts. Each Participant’s Account will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment deferral crediting options and procedures established from time to time by the Committee. The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount pursuant to the Plan, each Participant shall thereby acknowledge and agree that the Company or any Affiliate is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or an Affiliate thereunder or relating thereto. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion. The Company, Board of Managers and the Committee do not guarantee the Participants from loss or depreciation, and the members of the Board of Managers and the Committee do not personally guarantee the payment of any amount which may become due to any person hereunder.

2.5.    Date of Distribution. The distribution or commencement of the distribution of a Participant’s Account will be made in January of the Year commencing immediately after the Year in which occurs the Participant’s Termination of Service Date.

2.6.    Form of Distribution. A Participant may elect, on the first Election Agreement that he delivers to the Committee pursuant to which amounts are credited to his Account, to receive his Account in cash in a single lump sum or in annual installments over a period not in excess of five years. The lump sum payment or the first installment, as the case may be, shall be made as specified in Section 2.5. In the event that an Account is paid in installments, the amount of such Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Section 2.4. The payment to a Participant or his Beneficiary of a single lump sum or the number of installments elected by the Participant pursuant to this Section shall discharge all obligations of the Company and the Affiliates to such Participant or Beneficiary under the Plan with respect to that Account. In the event that an Account is paid in installments, the amount of each installment shall be determined in accordance with procedures established from time to time by the Committee.

2.7.    Modification of Date and/or Form of Distribution. Notwithstanding the payment terms designated by a Participant on the first Election Agreement that he delivers to the Committee under the Plan, a Participant may elect to change the form of payment of an Account to a form of payment otherwise permitted under Section 2.6; provided, however, that such election shall be made on a form provided by the Committee; provided, further, that any election made less than twelve months prior to the Participant’s Termination of Service Date shall not be valid, and in such case, the distribution of his Account shall be made in accordance with the latest valid election of the Participant.

2.8.    Death of a Participant.

(i)    General. In the event of the death of a Participant, the remaining amount of his Account shall be paid to his Beneficiary or Beneficiaries as described in Section 2.8(ii). Each Participant shall designate a Beneficiary or Beneficiaries on a beneficiary designation form provided by the Committee. A Participant’s Beneficiary designation may be changed at any time prior to his death by the execution and delivery of a new beneficiary designation. The Beneficiary designation on file with the Company that bears the latest date at the time of the Participant’s death shall govern. In the absence of a Beneficiary designation, the amount of the Participant’s Account shall be paid to the Participant’s estate in a lump sum amount within 90 days after the appointment of an executor or administrator or as otherwise determined by the Committee.

(ii)    Form and Date of Distribution. Notwithstanding any other provision, upon the death of a Participant, the remaining balance in his Account shall be paid as follows. If the Participant dies after payment of his Account has commenced, the remaining balance of his Account will continue to be paid to his Beneficiary or Beneficiaries in accordance with the payment schedule that has already commenced. Unless otherwise provided by the Committee, if the Participant dies before payments from his Account have commenced, his Account will be paid to his Beneficiary or Beneficiaries in accordance with the form of payment elected by the Participant, commencing in January of the Year commencing after the Year in which occurs the Participant’s death.

2.9.    Small Payments. Notwithstanding the foregoing, if a Participant elects to receive his Account in installment payments and his Account has a balance of less than $25,000 at the time that installment payments are scheduled to commence, the entire amount of the Participant’s Account may at the discretion of the Committee be paid in a single lump sum.

2.10.    Acceleration. Notwithstanding any other provision of the Plan, each Participant shall be permitted, at any time, to make an election to receive, payable as soon as practicable after such election is received by the Committee, a distribution of part or all of his Account in a single lump sum, if (and only if) the amount in the Participant’s Account subject to such distribution is reduced by 10%, which 10% amount shall thereupon irrevocably be forfeited.

2.11.    Termination of Participation. Notwithstanding any other provision of the Plan, no Participant who is an Eligible Employee or an Eligible Member shall be permitted to continue to participate in the Plan upon a determination by the Committee that such Participant is not a member of a select group of management or highly compensated employees of his employer, within the meaning of ERISA. Upon such a determination, the Committee may direct that the Participant receive an immediate lump sum payment equal to the amount credited to his Account.

2.12.    Vesting of Accounts. Subject to Sections 2.10 and 2.14(iii) and the following sentence, each Participant shall at all times have a nonforfeitable interest in his Account balance. Notwithstanding the preceding sentence, the portion of each Participant’s Account, if any, attributable to Employer Contributions shall be subject to such vesting schedule as may be determined by the Company or Affiliate from time to time in accordance with the provisions of Section 2.13.

2.13.    Employer Contributions. The Company or any Affiliate may, in its discretion, provide contributions (“Employer Contributions”) under this Plan with respect to one or more Participants. Any such Employer Contributions shall be allocated to the Participant’s Account. The amount and vesting schedule of such Employer Contributions, if any, shall be determined by the Company or Affiliate in its sole discretion.

2.14.    Change in Control. Notwithstanding any other provisions of the Plan, the following provisions shall apply upon the occurrence of a Change in Control.

(i)    Trust. As soon as administratively practicable following the occurrence of a Change in Control, the Company shall transfer to a trust, the assets of which shall remain liable for the claims of the Company’s or its Affiliate’s general creditors in the event of the Insolvency of the Company or any such Affiliate, an amount (which amount may include a letter of credit, as specified in such trust) equal to the aggregate account balances, determined as of the date of the Change in Control, of all persons then participating in the Plan.

(ii)    Unreduced Distribution. A Participant may make an election, on an Election Agreement that he delivers to the Committee at least one year prior to the occurrence of a Change in Control, to receive his entire Account in a single lump sum as soon as administratively practicable following the occurrence of a Change in Control. In the event that a Change in Control occurs prior to the distribution of a Participant’s entire Account, any such election made by a Participant shall override his other elections regarding the form and timing of the distribution of his Account.

(iii)    Reduced Distribution. Notwithstanding any other provision of the Plan, each Participant shall be permitted, during the one-year period commencing upon the occurrence of a Change in Control, to make an election to receive, payable as soon as practicable after such election is received by the Committee, a distribution of part or all of his Account in a single lump sum, if (and only if) the amount in the Participant’s Account subject to such distribution is reduced by 5%, which 5% amount shall thereupon irrevocably be forfeited.

SECTION III

ADMINISTRATION

The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of ERISA, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial. Except as otherwise specifically provided, no action taken in accordance with the Plan shall be construed or relied upon as a precedent for similar action under similar circumstances. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

SECTION IV

AMENDMENT AND TERMINATION

4.1.    Amendment. The Company reserves the right to amend the Plan at any time by action of the Board of Managers; provided, however, that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary.

4.2.    Termination. The Company reserves the right to terminate the Plan at any time by action of the Board of Managers or the unanimous vote of the Committee. In the event that the Company terminates the Plan, each Participant shall receive a distribution of his Account, at the discretion of the Committee (by majority vote), either (a) in a single lump sum as soon as administratively practicable following termination of the Plan or (b) in the form of payment elected by the Participant commencing as soon as administratively practicable following termination of the Plan.

SECTION V

MISCELLANEOUS

5.1.    Non-alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.

5.2.    Participation by Employees or Members of Affiliates. An Eligible Employee or Eligible Member who is employed by or performs services for an Affiliate and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee or Eligible Member of the Company as allowed by law.

5.3.    Interest of Participant.

(i)    The obligation of the Company and the Affiliates under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company and the Affiliates to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company or any Affiliate. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Company and the Affiliates that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliates’ obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company’s and any Affiliate’s general creditors.

(ii)    In the event that, in the discretion of the Committee, the Company and/or its Affiliates purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or its Affiliates to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company and/or its Affiliates shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. The Company may require a Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

5.4.    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any Affiliate or the officers, employees or directors of the Company or any Affiliate, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5.5.    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

5.6.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Wisconsin.

5.7.    Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any bonus or incentive compensation plan approved by the Committee for purposes of the Plan.

5.8.    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the

“Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant. In the event that any successor to the Company shall fail to assume this Plan, the Plan shall immediately terminate and each Participant shall immediately receive distribution of his Account in a single lump sum.

5.9.    Withholding of Taxes. The Company and its Affiliates may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required.

5.10.    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

5.11.    Indemnification. In addition to whatever rights of indemnification the Committee may be entitled under the organizational authority or regulations of the Company, under any provision of law, or under any other agreement, the Company shall satisfy any liability actually and reasonably incurred by any member or members of the Committee, including expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement (other than amounts paid in settlement not approved by the Company), in connection with any threatened, pending or completed action, suit, or proceeding which is related to the exercising or failure to exercise by such person or persons of any of the powers, authority, responsibilities, or discretion as provided under the Plan, or reasonably believed by such person or persons to be provided hereunder, and any action taken by such person or persons in connection therewith, unless the same is judicially determined to be the result of such person or persons’ gross negligence or willful misconduct.

5.12.    Duty to Furnish Information. The Company, Board of Managers and the Committee shall furnish to any of the others any documents, reports, returns, statements, or other information that the other reasonably deems necessary to perform its duties hereunder or otherwise imposed by law.

EXECUTED at Ripon, Wisconsin on this 27th day of February, 2002.

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/s/ Bruce P Rounds
Title:	Vice President—CFO